EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	April 29, 2010

Macatawa Bank Corporation Reports First Quarter Results

Holland, Michigan, April 29, 2010 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the first quarter 2010. The Company's results for the quarter included:

•	Net loss of $21.1 million, driven by elevated levels of loan loss provisions and costs to administer nonperforming assets
•	Continued building of loan loss reserves - allowance for loan loss coverage increased to 4.23 percent of total loans and 59.3 percent of non-performing loans
•	Fifth consecutive quarter of improvement in net interest margin - now at 3.22 percent, highest level since the second quarter of 2007
•	Remained "adequately capitalized" under regulatory capital requirements
•	Further execution of initiatives to right-size the Bank and preserve capital, including asset, wholesale funding and controllable cost reductions
•	Implemented plans to strengthen loan administration and meet conditions of the previously announced Regulatory Consent Order
•	Deposit accounts remain insured by the FDIC up to the maximum amount permitted by law

The Company reported a net loss available to common shares of $21.1 million, or $1.19 per diluted share, for the first quarter 2010, compared to a net loss of $9.2 million, or $0.52 per diluted share, for the fourth quarter 2009. On a consecutive quarter basis, the net loss was relatively flat compared with the 2009 fourth quarter, excluding the $11.4 million one-time federal income tax benefit included in the fourth quarter results. Net loss for the first quarter 2009 was $5.1 million, or $0.30 per diluted share.

"This was a contrasting quarter as we grew our net interest margin, but also realized continued losses in our real estate loan portfolios. As in previous quarters, most of these losses came from the declines in value of real estate that is securing many of the Bank's problem credits. Significant write-downs in the valuation of these problem assets, along with what we believe to be improving real estate markets, give us the opportunity to accelerate the disposition of these assets. Moving these assets out of the Bank remains one of our top priorities. Despite another difficult quarter, we are seeing signs of improvement in the real estate markets. Real estate valuations in our markets are showing signs of stabilization, and purchase activity is increasing. We are more encouraged than at any point during this economic cycle based on the increasing interest from potential investors in real estate projects." said Ronald L. Haan, CEO of Macatawa Bank Corporation. The Bank sold nearly $6.0 million in its other real estate owned portfolio during the first quarter 2010 compared to $7.5 million for all of 2009.

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Macatawa Bank Corporation 1Q Results / page 2 of 5

As reported in a press release issued on February 24, 2010 and more fully discussed in the Company's Form 10-K filing for 2009, Macatawa Bank entered into a Consent Order with its banking regulators to strengthen operations, primarily in its loan administration activities, and improve its capital position. Under the leadership of Board Chairman Richard L. Postma, the Board of Directors continued to implement improved business and banking principles during the quarter. Experienced personnel were added to the Bank's risk management functions, including individuals in its Special Asset and Loan Review departments. New and more disciplined lending and loan risk management policies and new procedures for loan administration and loan review were implemented during the quarter. The Bank also continued to make progress during the quarter at accelerating workout strategies with its more stressed loan customers and completing its independent review of all commercial credits.

In addition to its focus on improving asset quality, the Company continues to implement strategic initiatives to improve its core operating performance. "Our quarterly net interest margin is at its strongest level and our quarterly controllable overhead costs are at their lowest level in over two years. We have also reduced out of market funding in our Balance Sheet by nearly $200 million as we continue to right-size our franchise," commented Haan. "Even though the operating environment for banking is far from normal, conditions appear to be more stable than they were in 2008 and 2009. We are establishing appropriate resources and creating a well disciplined banking culture to prepare us for better performance in the future."

Operating Results

Net interest income for the first quarter 2010 totaled $13.0 million, a decrease of $378,000 from the fourth quarter of 2009 and an increase of $232,000 from the first quarter of 2009. The net interest margin increased to 3.22 percent, up 18 basis points from 3.04 percent on a consecutive quarter basis and up 56 basis points from 2.66 percent in the first quarter 2009; representing a $9.2 million annualized increase in net interest income for the first quarter of 2010.

"Net interest margin continues to improve and is now at the highest level it has been in nearly three years," said Haan. "Our success in managing our interest rate risk has been overshadowed by the financial impact of our loan losses, but we remain focused on managing key metrics such as these in an effort to strengthen Macatawa over the long term."

Average earning assets for the first quarter 2010 declined $120.1 million from the fourth quarter 2009 and $310.2 million from the first quarter 2009, having a downward impact on net interest income. The decline in assets continues to reflect the Bank's focus on liquidity improvement, capital preservation and a reduction in credit exposure within certain segments.

Non-interest income of $3.5 million for the first quarter 2010 was relatively flat on a consecutive quarter basis and down from $5.3 million for the first quarter 2009. The decrease was primarily from a reduction of $1.4 million in mortgage banking revenue. Mortgage loan sales volumes have decreased significantly from levels in the first quarter of 2009 when mortgage refinancing activity was strong as a result of lower interest rates.

Non-interest expense was $17.9 million for the first quarter 2010 compared to $15.9 million for the fourth quarter of 2009 and $14.5 million for the first quarter 2009. Costs associated with the administration and disposition of problem loans and non-performing assets were $5.5 million in the current quarter compared to $3.3 million in the fourth quarter 2009 and $2.2 million in the first quarter 2009. FDIC insurance assessments increased to $1.3 million in the current quarter compared to $1.0 million in the fourth quarter 2009 and $771,000 in the first quarter 2009, as a result of higher assessment rates implemented by the

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Macatawa Bank Corporation 1Q Results / page 3 of 5

FDIC. When excluding nonperforming asset costs and FDIC assessments, non-interest expense was $11.1 million for the quarter, down from $11.3 million in the fourth quarter 2009 and $11.6 million in the first quarter 2009. Salaries and employee benefits were down $693,000 compared to the prior year quarter, as a result of a reduction in overall staffing levels consistent with the Company right-sizing its operations to respond to the impact of the prolonged economic weakness.

Asset Quality

The provision for loan losses of $19.7 million for the first quarter 2010 was down $1.9 million on a consecutive quarter basis and up $9.2 million from $10.5 million in the first quarter 2009. Net charge-offs were $13.6 million compared to $15.0 million for the fourth quarter 2009 and $9.7 million for the first quarter 2009. During the fourth quarter 2009 and into 2010, the Company continued to complete a full independent re-evaluation of its loan portfolio at the direction of the Board of Directors. The elevated levels of provisions for loan losses and net charge-offs in the past two quarters reflect these efforts.

The amount of provision for loan losses in excess of net charge-offs increased the coverage of the allowance as a percent of total loans. The loan loss reserve of $60.8 million was 4.23 percent of total loans at March 31, 2010 compared with 3.62 percent at year end 2009 and 2.30 percent at March 31, 2009. The loan loss reserve also increased to 59.3 percent of non-performing loans at March 31, 2010 compared to 52.6 percent at year end 2009 and 34.4 percent at March 31, 2009.

At March 31, 2010, the Company's non-performing loans were $102.5 million or 7.13 percent of total loans compared to $103.9 million or 6.88% at December 31, 2009.

"We continue to build our loan loss reserves. Until we experience more significant reductions in our charge-off and non-performing loan levels, our approach to loan loss reserves will be cautious as we remain focused on reflecting the values of these assets at appropriate levels, and moving the non-performing assets out of the Bank," said Haan. A further break-down of non-performing loans is shown in the table below.

Dollars in 000s	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Total Commercial Real Estate	$81,669	$87,321	$77,461	$87,337	$100,064
Commercial and Industrial	17,782	12,713	8,477	5,657	9,462
Total Commercial Loans	99,451	100,034	85,938	92,994	109,526
Residential Mortgage Loans	1,849	2,719	917	1,702	3,071
Consumer Loans	1,248	1,132	1,305	1,468	1,010
Total Non-Performing Loans	$102,548	$103,885	$88,160	$96,164	$113,607
Residential Developer Loans (a)	$36,594	$50,002	$43,989	$52,403	$61,840

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate

Total non-performing assets were $148.4 million, or 8.64 percent of total assets, at March 31, 2010. A break-down of non-performing assets is shown in the table below.

Dollars in 000s	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Non-Performing Loans	$102,548	$103,885	$88,160	$96,164	$113,607
Other Repossessed Assets	84	124	224	339	564
Other Real Estate Owned	45,790	37,184	33,419	23,516	18,510
Total Non-Performing Assets	$148,422	$141,193	$121,803	$120,019	$132,681

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Macatawa Bank Corporation 1Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital

Total assets were $1.72 billion at March 31, 2010, a decrease of $111.7 million from $1.83 billion at December 31, 2009. Total loans were $1.44 billion at March 31, 2010, down $72.7 million from $1.51 billion at December 31, 2009.

Commercial loans decreased by $59.5 million representing the majority of the decline since December 31, 2009. The commercial real estate portfolio declined by $34.3 million due to continued effort to reduce exposure in these segments. Commercial and industrial loans declined by $25.2 million due to a general decline in business activity.

Of the decline in commercial real estate, $22.6 million was from loans to residential developers, the portfolio that has caused the majority of stress within the Company's loan portfolio.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Construction and development	$156,867	$162,615	$195,712	$211,247	$228,499
Other commercial real estate	611,904	640,437	638,952	653,058	688,068
Commercial Loans Secured by Real Estate	768,771	803,052	834,664	864,305	916,567
Commercial and Industrial	344,294	369,523	375,636	404,660	415,635
Total Commercial Loans	$1,113,065	$1,172,575	$1,210,300	$1,268,965	$1,332,202
Residential Developer Loans (a)	$130,727	$153,327	$164,852	$178,319	$196,919

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate

The reduction in loans since year end 2009 allowed the Company to reduce wholesale funding, including out-of-market deposits from brokers by $42.1 million and other borrowed funds by $46.0 million. Total deposits were $1.37 billion at March 31, 2010, down $45.6 million from $1.42 billion at December 31, 2009, primarily from the decline in brokered deposits. Of the Company's remaining in-market deposits, a decline of $16.4 million in institutional money market accounts related to planned distributions was offset by solid growth in local checking, savings and certificate of deposit balances. Customer deposit accounts remain fully insured to the highest levels available under the FDIC insurance programs. "The recent extension of the FDIC's Transaction Account Guarantee (TAG) program to protect larger deposits is another positive for our customers and, along with our internal operating initiatives, further solidifies our financial position," said Haan.

Two of the three regulatory capital ratios for Macatawa Bank, including the tier one risk-based capital ratio and the tier one leverage capital ratio, were maintained at levels in excess of those required for "well capitalized" institutions under regulatory capital guidelines. Despite these ratios, the Bank was categorized as "adequately capitalized" as its total risk-based capital ratio of 8.14 percent was below the 10.0 percent minimum for "well capitalized" status. In addition, because the Bank is subject to the Consent Order, the Bank cannot be categorized as "well capitalized" regardless of actual capital levels.

"As we have stated previously, although improvement in our operating results may be uneven during 2010, we continue to expect the overall trend to be positive," Haan said. "The Board of Directors, management team, and employees are determined to restore Macatawa Bank to profitability."

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Macatawa Bank Corporation 1Q Results / page 5 of 5

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, projections, plans and intentions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to real estate valuation, improvements in the real estate markets, future levels of non-performing loans, the rate of asset dispositions, adequacy of our capital, capital raising activities, dividends, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and deferred tax assets) and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. All of the information concerning interest rate sensitivity is forward-looking. Our ability to fully comply with our Consent Order, improve regulatory capital ratios, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, improve internal controls over financial reporting, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, continue as a going concern and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. Failure to comply with the agreements in our Consent Order could result in further regulatory action which could have a material adverse effect on Macatawa Bank Corporation and its shareholders. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009, and our Form 10-Q Quarterly Report for the quarter ended March 31, 2010; the timing and level of asset growth; changes in market interest rates, changes in FDIC assessment rates, changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; the impact of possible future litigation; governmental and regulatory policy changes; changes in the quality and composition of our loan portfolio; changes in value and credit quality of investment securities; the local and global effects of current and future military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Quarter Ended March 31
EARNINGS SUMMARY	2010	2009
Total interest income	$20,937	$25,124
Total interest expense	7,909	12,328
Net interest income	13,028	12,796
Provision for loan loss	19,710	10,530
Net interest income after provision for loan loss	(6,682)	2,266

NON-INTEREST INCOME
Deposit service charges	1,065	1,229
Net gains on mortgage loans	181	1,622
Trust fees	890	933
Other	1,332	1,539
Total non-interest income	3,468	5,323

NON-INTEREST EXPENSE
Salaries and benefits	5,450	6,143
Occupancy	1,052	1,156
Furniture and equipment	981	1,017
FDIC assessment	1,257	771
Administration and disposition of problem assets	5,535	2,159
Other	3,651	3,235
Total non-interest expense	17,926	14,481
Income (loss) before income tax	(21,140)	(6,892)
Income tax expense (benefit)	-	(2,750)

Net income (loss)	$(21,140)	$(4,142)
Dividends declared on preferred shares	-	939
Net income (loss) available to common shares	$(21,140)	$(5,081)

Basic earnings per common share	$(1.19)	$(0.30)
Diluted earnings per common share	$(1.19)	$(0.30)
Return on average assets	-4.74%	-0.79%
Return on average equity	-101.04%	-10.99%
Net interest margin	3.22%	2.66%
Efficiency ratio	108.67%	79.92%

BALANCE SHEET DATA Assets	March 31 2010	December 31 2009	March 31 2009
Cash and due from banks	$22,948	$24,687	$22,262
Federal funds sold and other short-term investments	26,657	54,062	73,343
Securities available for sale	115,107	129,090	174,623
Securities held to maturity	333	414	1,757
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	1,501	649	2,003
Total loans	1,438,107	1,510,816	1,699,945
Less allowance for loan loss	60,782	54,623	39,096
Net loans	1,377,325	1,456,193	1,660,849
Premises and equipment, net	60,444	61,015	62,980
Bank-owned life insurance	24,595	24,395	23,628
Other real estate owned	45,790	37,183	18,510
Other assets	31,454	30,209	42,405

Total Assets	$1,718,429	$1,830,172	$2,094,635

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$228,842	$221,470	$190,757
Interest-bearing deposits	1,141,925	1,194,867	1,433,946
Total deposits	1,370,767	1,416,337	1,624,703
Other borrowed funds	232,003	278,023	268,690
Surbordinated debt	1,650	1,650	-
Long-term debt	41,238	41,238	41,238
Other liabilities	5,854	4,933	15,360
Total Liabilities	1,651,512	1,742,181	1,949,991

Shareholders' equity	66,917	87,991	144,644

Total Liabilities and Shareholders' Equity	$1,718,429	$1,830,172	$2,094,635

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly
	1st Qtr 2010	4th Qtr 2009	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009
EARNINGS SUMMARY
Net interest income	$13,028	$13,406	$13,194	$13,398	$12,796
Provision for loan loss	19,710	21,600	21,580	20,630	10,530
Total non-interest income	3,468	3,515	3,634	4,224	5,323
Total non-interest expense	17,926	15,915	15,731	21,264	14,481
Federal income tax expense (benefit)	-	(11,385)	(600)	6,134	(2,750)
Net income (loss)	(21,140)	(9,209)	(19,883)	(30,406)	(4,142)
Dividends declared on preferred shares	-	-	991	939	939
Net income (loss) available to common shares	$(21,140)	$(9,209)	$(20,874)	$(31,345)	$(5,081)

Basic earnings per common share	$(1.19)	$(0.52)	$(1.18)	$(1.82)	$(0.30)
Diluted earnings per common share	$(1.19)	$(0.52)	$(1.18)	$(1.82)	$(0.30)

MARKET DATA
Book value per common share	$1.91	$3.10	$3.64	$4.74	$6.64
Tangible book value per common share	$1.88	$3.07	$3.62	$4.71	$6.61
Market value per common share	$1.75	$2.09	$2.60	$2.82	$3.70
Average basic common shares	17,696,922	17,699,552	17,669,440	17,260,269	17,162,237
Average diluted common shares	17,696,922	17,699,552	17,669,440	17,260,269	17,162,237
Period end common shares	17,696,423	17,698,108	17,701,817	17,659,264	17,166,515

PERFORMANCE RATIOS
Return on average assets	-4.74%	-1.95%	-3.97%	-5.87%	-0.79%
Return on average equity	-101.04%	-38.85%	-67.58%	-86.53%	-10.99%
Net interest margin (fully taxable equivalent)	3.22%	3.04%	2.83%	2.79%	2.66%
Efficiency ratio	108.67%	94.05%	93.48%	120.67%	79.92%
Full-time equivalent employees (period end)	375	380	395	400	407

ASSET QUALITY
Gross charge-offs	$14,235	$15,563	$11,758	$22,317	$10,304
Net charge-offs	$13,550	$15,026	$11,152	$22,105	$9,696
Net charge-offs to average loans (annualized)	3.68%	3.91%	2.79%	5.27%	2.23%
Nonperforming loans	$102,548	$103,885	$88,160	$96,164	$113,607
Other real estate and repossessed assets	$45,874	$37,308	$33,643	$23,855	$19,074
Nonperforming loans to total loans	7.13%	6.88%	5.66%	5.93%	6.68%
Nonperforming assets to total assets	8.64%	7.71%	6.15%	5.97%	6.33%
Allowance for loan loss	$60,782	$54,623	$48,049	$37,621	$39,096
Allowance for loan loss to total loans	4.23%	3.62%	3.09%	2.32%	2.30%
Allowance for loan loss to nonperforming loans	59.27%	52.58%	54.50%	39.12%	34.41%

CAPITAL & LIQUIDITY
Average equity to average assets	4.69%	5.01%	5.94%	6.79%	7.18%
Tier 1 capital to average assets (Consolidated)	4.80%	6.01%	6.30%	7.44%	8.52%
Total capital to risk-weighted assets (Consolidated)	8.27%	9.23%	9.46%	10.33%	11.17%
Tier 1 capital to average assets (Bank)	5.83%	6.58%	6.70%	7.43%	8.09%
Total capital to risk-weighted assets (Bank)	8.14%	9.07%	9.32%	10.16%	10.67%

END OF PERIOD BALANCES
Total portfolio loans	$1,438,107	$1,510,816	$1,556,903	$1,621,895	$1,699,945
Earning assets	1,589,670	1,702,227	1,857,467	1,887,636	1,957,043
Total assets	1,718,429	1,830,172	1,981,772	2,011,939	2,092,792
Deposits	1,370,767	1,416,337	1,546,311	1,576,052	1,624,703
Total shareholders' equity	66,917	87,991	97,674	116,634	144,644

AVERAGE BALANCES
Total portfolio loans	$1,473,337	$1,538,038	$1,598,743	$1,678,648	$1,735,738
Earning assets	1,649,121	1,769,242	1,870,995	1,940,364	1,959,359
Total assets	1,785,286	1,893,275	2,001,415	2,071,098	2,100,924
Deposits	1,394,701	1,467,497	1,554,127	1,611,922	1,620,159
Total shareholders' equity	83,692	94,819	117,687	140,556	150,747